Exhibit 1

www.cemex.com
2010 OUTLOOK
2010 OUTLOOK
July 2010
July 2010

Forward looking information
This presentation contains certain forward-looking statements and information relating to CEMEX, S.A.B. de C.V. and its subsidiaries (collectively, “CEMEX”) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, the global financial crisis, changes in general economic, political, governmental, and business conditions globally and in the countries in which CEMEX operates, CEMEX’s ability to comply with the terms and obligations of the financing agreement entered into with major creditors, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of construction sector generally, changes in cement demand and prices, CEMEX’s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CEMEX does not intend, nor is it obligated, to update these forward-
looking statements, whether as a result of new information, future events or otherwise.
UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS,
BASED ON OUR MEXICAN FRS FINANCIAL STATEMENTS
Copyright CEMEX, S.A.B. de C.V. and its subsidiaries.

2010 guidance
▪ Consolidated domestic gray cement volumes expected to be flat, ready mix and aggregates to show a low- to mid-single-digit decline versus 2009
 – Volumes in Mexico declining by 4% for cement and aggregates, and by 8%
 for ready mix
 – US cement, ready-mix and aggregates1 volumes to increase by 5%
▪ Operating EBITDA to be about US$2.65 billion, based on currently prevailing exchange rates
▪ Free cash flow after maintenance capex to reach about US$680 million, reflecting lower operating performance, exclusion of
 Australian operations, higher interest expense, and higher
 maintenance capex
▪ About US$400 million from free cash flow to be used for debt reduction during the year

1 On a like-to-like basis for the ongoing operations

2010 Outlook:
Selected countries
	Domestic gray cement	Ready mix	Aggregates
	Volumes	Volumes	Volumes
Mexico	(4%)	(8%)	(4%)
United States	5%	5%	5% [1]
Spain	(21%)	(19%)	(12%)
UK	3%	1%	2%
France	N/A	(3%)	(1%)
Germany	2%	(7%)	(2%)
Poland	2%	11%	6%
Colombia	8%	17%	>20%
Egypt	6%	16%	17%
Philippines	13%	N/A	N/A

1 On a like-to-like basis for the ongoing operations